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                                                                   EXHIBIT 10.13


                               [TOMAX LETTERHEAD]

July 25, 2000

PERSONAL DELIVERY

Brad Lee Stewart
817 North Park Shadows Circle
Bountiful, Utah 84010

Dear Mr. Stewart:

This letter is your formal offer to join our team in the capacity of Sr. Vice President and Chief Financial Officer, effective August 14, 2000, or earlier if available.

OVERALL RESPONSIBILITIES

As Chief Financial Officer (CFO) you will be responsible for complete fiscal management of Tomax, including all reporting, oversight, process and staff functions within the financial area. Primarily, you will establish the plan and guide the company through a successful IPO process.

Equally, you will be joining the Tomax Click & Mortar Leadership Team, a group of area leaders chosen to purpose Tomax towards its goals and objectives, responsible for all planning, direction, and course adjustments along the way. Your contribution is expected to include input and leadership on budgeting, goal setting, forecasting, pricing, and management direction.

REPORTING RELATIONSHIPS

You will report to myself as Chief Executive Officer. Additionally, you will have reporting obligations to the BOD, the Leadership Team, and the Investment Community as outlined below.

MISSION:

     To provide leadership and vision in the development and implementation of financial systems, controls, and operational management systems that help establish Tomax as a world class leader in productivity, profitability, and sustainable growth. These initiatives will be underwritten by a forceful commitment to shareholder value.


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OBJECTIVES:

        To efficiently prepare and guide Tomax through the IPO process, including the appropriate management of underwriting, accounting and legal resources.

        To attain on valuation objectives to be determined.

        To mentor and development the Tomax team in the finance/operations area.

        Create and maintain a team environment that is productive, efficient, and focused on client requirements.

        Ensure the delivery of consistent, accurate, and timely reporting on management, accounting, and regulatory requirements to be determined.

TASKS

These objectives are broad and comprehensive in nature. To give specific focus and direction to your initial efforts, the following tactical initiatives are offered as priority assignments.

        Establish IPO plan including final selection of the team (underwriters, legal, and accounting), valuation objectives, document preparation, support plan, and other tactical requirements.

        Review and finalize the business plan, including compensation structure, options, incentive programs, and operational budgets.

        Review and finalize forecasting systems and reporting requirements. This would include appropriate supporting systems for the BOD.

COMPENSATION PACKAGE

Following is an overview of your compensation package:

        SALARY -- $175,000 per annum, paid bimonthly.

        BONUS AND INCENTIVE PLAN -- commensurate with that offered to members of the Leadership Team. Presently this includes a 10% cash bonus based on the attainment of objectives, paid quarterly and a stock option equal to 37.5% of Salary (based on options at current valuation and vesting over 3 years, vesting according to a scheduled determined for all members of the Leadership Team, presently three years on a monthly basis).

        SIGNING BONUS -- $20,000 and stock options for 100,000 shares of Tomax Common stock at (current valuation price), vesting over 3 years, vesting at 25% on grant date and 25% on each annual anniversary thereafter for three years.

        IPO BONUS -- $30,000 (to be paid on day of closing the IPO of Tomax)
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          The signing and IPO bonus are independent of any other incentives.

          EMPLOYMENT CONTRACT - to be determined following agreement. To include 1 year severance in the event of termination without cause, (as commonly defined) by Tomax or with good reason (as commonly defined) by Stewart. Also to include health insurance for Stewart and family, 401-K plan, life insurance, disability insurance, and other benefits as provided to members of the executive team at Tomax.


We also offer a comprehensive employee benefit package. Details are summarized below:

     - Company sponsored health and dental insurance. The company pays 50% of the monthly premium with the employee paying the remaining 50%. Health insurance is effective on the first on the month following your first 30 days of employment.

     - Company paid term life insurance equal to one times your gross yearly wage up to $50,000.

     - 401K plan where the company contributes $0.50 on the dollar up to the first 6% of your contribution with a five-year, 20% vesting schedule. Requires six months of full-time employment to meet the eligibility requirements.

     - Employee stock options plan. Requires six-months full-time service with the company to meet eligibility requirements.

     -  Company provided long-term disability insurance.

     - Company sponsored short-term disability insurance. Premiums are paid by the employee.

     - 18 days of paid time off (PTO) your first years employment. Beginning with your sixth year of employment the number of days of PTO increases to 24 per year. In addition we have eight standard holidays each year which are paid days of leave.

We are looking forward to you joining our team. With your help, we are going to build Tomax into the most respected name in the industry. You may indicate your acceptance by signing both copies and returning one copy to our office.


Yours sincerely,

TOMAX TECHNOLOGIES, INC.



/s/ ERIC OLAFSON
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Eric Olafson
CEO


        7/25/00
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Date


/s/ BRAD LEE STEWART
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Brad Lee Stewart


        7/25/00
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Date